   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 2003

                                                   REGISTRATION NO. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   -----------

                              TORCH OFFSHORE, INC.
             (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                              401 WHITNEY AVENUE, SUITE 400                       74-2982117
 (State or other jurisdiction                       GRETNA, LOUISIANA 70056                      (I.R.S. Employer
of incorporation or organization)                       (504) 367-7030                          Identification No.)
                                       (Address, including zip code, and telephone number,
                                         including area code, of registrant's principal
                                                       executive offices)

                             MR. LYLE G. STOCKSTILL
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              TORCH OFFSHORE, INC.
                          401 WHITNEY AVENUE, SUITE 400
                             GRETNA, LOUISIANA 70056
                                 (504) 367-7030
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies To:

                              BRYAN K. BROWN, ESQ.
                             PORTER & HEDGES, L.L.P.
                            700 LOUISIANA, SUITE 3500
                             HOUSTON, TX 77002-2764
                                 (713) 226-0600

                                   -----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   -----------

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
TITLE OF EACH CLASS OF                                                         PROPOSED MAXIMUM           AMOUNT OF
  SECURITIES TO BE                AMOUNT TO BE          PROPOSED MAXIMUM      AGGREGATE OFFERING        REGISTRATION
     REGISTERED                    REGISTERED          OFFERING PRICE (1)           PRICE                    FEE
----------------------------------------------------------------------------------------------------------------------
Common stock, par value
    $0.01 per share              828,333 shares         $           6.35      $       5,259,915         $         426
======================================================================================================================

         (1) Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the proposed maximum offer price per share has been calculated on the basis of $6.35, the average of the high and low prices for our common stock as traded on the NASDAQ National Market System on September 17, 2003.

                                   ----------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETED AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES IN RELIANCE ON THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OF WHICH THIS PROSPECTUS IS A PART, IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2003

PROSPECTUS

TORCH OFFSHORE, INC.                                             (TORCH LOGO)

828,333 SHARES OF COMMON STOCK

         This prospectus relates to the offer and sale from time to time of up to 828,333 shares of our common stock by the selling stockholders named in this prospectus. The selling stockholders may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at other negotiated prices. A selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

         Our common stock is listed on the NASDAQ National Market System under the symbol "TORC." On September 18, 2003, the closing price for our common stock was $6.50.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS, WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

               The date of this prospectus is September __, 2003.

                                TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
Preliminary Notes ...............................................      1
Statement Regarding Forward-Looking Information .................      1
Torch Offshore, Inc. ............................................      2
The Offering ....................................................      2
Risk Factors ....................................................      3
Use of Proceeds .................................................     10
The Selling Stockholders ........................................     10
Plan of Distribution ............................................     10
Available Information ...........................................     12
Incorporation of Certain Documents by Reference .................     12
Legal Matters ...................................................     13
Experts .........................................................     13

                                   ----------

                                PRELIMINARY NOTES

         You should rely on the information contained and incorporated by reference in this prospectus. No one has been authorized to provide you with different information. This prospectus is not an offer of these securities in any state where an offer is not permitted. You should not assume that the information contained and incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

         Unless otherwise indicated, references to "we, "our," "us," "company" and "Torch" mean Torch Offshore, Inc. and its subsidiaries.

                 STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         This prospectus and our filings with the Securities and Exchange Commission (or SEC) incorporated by reference in this prospectus include forward-looking statements. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would," or the negative of these terms, or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors" beginning on page 3 below that we believe could cause actual results or events to differ materially from the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint venture or investments we may make.

                              TORCH OFFSHORE, INC.

         Our business was started in 1978. Torch Offshore, Inc., a Delaware corporation, was formed in January 2001 in connection with our initial public offering. Torch Offshore, Inc. and its subsidiaries provide subsea construction services in connection with the infield development of offshore oil and natural gas reservoirs. We are a leading service provider in our market niche of installing small diameter flowlines and related infrastructure associated with the development of offshore oil and natural gas reserves on the Continental Shelf of the Gulf of Mexico (the "Shelf"). Over the last few years, we have expanded our operations, fleet capabilities and management expertise to enable us to provide services analogous to the services we provide on the Shelf in water depths up to 10,000 feet. In addition, we have begun to enter the international markets of the world, including Mexico.

         Our vessels primarily install marine pipelines that transport oil and natural gas to production platforms and subsea production systems. We also connect production platforms to trunklines that transport oil and natural gas to shore. We specialize in the installation and connection of relatively small diameter flowlines and umbilical control lines, including the simultaneous laying and burying of flowlines and the laying of both flexible flowlines and coiled tubing. Combining our dive support vessels and remotely operated vehicles with our pipelay vessels allows us to install pipelines in a more coordinated fashion than is typical in our industry. For more information about our business, please refer to the publicly available annual, quarterly and other reports and statements we file with the SEC, as described in "Incorporation of Certain Documents by Reference."

         Our principal executive offices are located at 401 Whitney Avenue, Suite 400, Gretna, Louisiana 70056, and our telephone number at that address is
(504) 367-7030.

                                  THE OFFERING

    Common stock offered by selling stockholders              828,333 shares

    NASDAQ National Market System symbol                      "TORC"

    Closing price on September 18, 2003                       $6.50

                                  RISK FACTORS

         Your investment in our common stock will involve risks. You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement, the risks described below before deciding whether an investment in our common stock is appropriate for you.

A SUBSTANTIAL OR EXTENDED DECLINE IN EXPENDITURES BY THE OIL OR NATURAL GAS INDUSTRY, WHICH MAY OCCUR DUE TO A DECLINE OR VOLATILITY IN OIL AND NATURAL GAS PRICES, WOULD REDUCE OUR REVENUES.

         Demand for our services is greatly influenced by the level of activity in the offshore oil and natural gas exploration, development and production markets worldwide. The level of activity of our customers, which include major oil and natural gas companies and independent oil and natural gas operators, are primarily influenced by prices and demand for oil and natural gas, and market expectations of potential changes in demand and prices. Prices for oil and natural gas historically have been extremely volatile and have reacted to changes in the supply of and demand of oil and natural gas, domestic and worldwide economic conditions and political instability in oil producing countries. Additional factors may affect oil and natural gas prices and, accordingly, the level of demand for our services, including:

         o the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing;

         o        the level of production by non-OPEC countries;

         o laws and governmental regulations that restrict exploration and development of oil and natural gas in various jurisdictions; and

         o        advances in exploration and development technology.

         Because of the volatility of oil and natural gas prices, demand for our services may vary significantly. Furthermore, while oil and natural gas prices strongly influence drilling activity, demand for our services is also influenced by our customer's ability to successfully complete commercially viable oil and natural gas wells. An extended decline in the number of successful new wells in the markets where we operate could result in lower capital expenditures by the oil and natural gas industry in these areas, thereby reducing our revenues. We are unable to predict how successful the drilling programs will be in the markets we operate.

         The level of offshore drilling and exploration activity has varied substantially in recent years, resulting in significant fluctuations in demand for our services. Significant downturns in the oil and natural gas industry in the past have adversely impacted our financial performance resulting in operating losses. A significant or prolonged reduction in oil or natural gas prices in the future would likely further depress offshore drilling and development activity. If depressed levels of activity continue for a prolonged period, or if it decreases further, demand for our services may be reduced, which would have a material adverse effect on our financial condition and results of operations.

OUR PLANS TO EXPAND OUR SERVICES INTO THE DEEPWATER MAY NOT BE SUCCESSFUL.

         An important part of our growth strategy is our ability to expand our current services into water depths up to 10,000 feet. We are, and will continue, devoting and investing significant resources to this strategy. Specifically, we recently expanded our deepwater capabilities by upgrading an existing vessel (the Midnight Eagle), purchasing and converting a vessel to a specially designed and equipped deepwater offshore construction vessel (the Midnight Express) and to a deepwater pipelay and subsea construction vessel (the Midnight Wrangler). Additionally, we formed an employee team of deepwater specialists in our Houston, Texas office. We may not be successful in obtaining or executing contracts to provide deepwater services. Furthermore, our plans to expand our services into the deepwater market will be dependent on our ability to obtain the necessary capital to further implement our strategy. If we are unable to obtain the necessary capital, the expansion of our services into the deepwater market may be discontinued or significantly delayed or reduced in scope.

WE MAY HAVE DIFFICULTY UPGRADING OUR EXISTING VESSELS AND ACQUIRING OR CONSTRUCTING NEW VESSELS ON ACCEPTABLE TERMS, WHICH COULD ADVERSELY AFFECT OUR STRATEGY TO GROW AND EXPAND OUR DEEPWATER SERVICES.

         Upgrading our existing vessels and acquiring or constructing new vessels are key elements of our growth strategy. We may pursue the acquisition of other vessels for modification or the acquisition of other companies with operations related to, or complementary with, our current operations and our growth strategy. We may not be able to identify and acquire acceptable vessels or complementary companies on financial or other terms acceptable to us. Additionally, we may not be able to obtain financing for the acquisitions, upgrades or vessel conversions on acceptable terms. A significant or prolonged reduction in oil or natural gas prices in the future would depress offshore drilling and development activity and adversely affect our ability to obtain financing for acquisitions, upgrades or vessel conversions. Any inability on our part to purchase additional marine equipment or other complementary acquisitions as well as to perform upgrades or vessel conversions on acceptable financial or other terms could have a material adverse effect on our strategy to grow and expand our deepwater services.

DELAYS OR COST OVERRUNS IN THE CONVERSION OF THE MIDNIGHT EXPRESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION, AND EXPECTED CASH FLOWS FROM THE MIDNIGHT EXPRESS UPON COMPLETION MAY NOT BE AS IMMEDIATE OR AS HIGH AS EXPECTED.

         The conversion of the Midnight Express is estimated to cost approximately $90.0-$95.0 million. The construction, refurbishment and conversion of marine equipment is subject to the risks of delays or cost overruns inherent in these projects for various reasons, including:

         o        unforeseen quality or engineering problems;

         o        work stoppages;

         o        weather interference;

         o        unanticipated cost increases;

         o        delays in receipt of necessary equipment; and

         o        inability to obtain the requisite permits or approvals.

         The Midnight Express is currently scheduled to be placed into service in mid-2004, following sea trials. Significant delays in the completion of the conversion of the Midnight Express could have a material adverse effect on demand for this vessel and our future revenues and cash flows. We are financing the conversion of this vessel through a credit line provided by Regions Bank and Export Development Canada. If we incur significant cost overruns related to the conversion of the Midnight Express we will have to obtain additional financing or use our available capital resources to complete the construction of this vessel. There can be no assurance that we will have adequate capital resources or will be able to obtain additional financing to complete the conversion of the Midnight Express if we incur significant cost overruns.


WE DO NOT HAVE A CONTRACT YET FOR THE DEPLOYMENT OF THE MIDNIGHT EXPRESS AND IF WE DO NOT OBTAIN A CONTRACT, THIS VESSEL WILL NOT GENERATE REVENUES FOLLOWING COMPLETION OF CONSTRUCTION.

         The Midnight Express is being converted to a deepwater offshore construction vessel. Upon completion of the conversion of this vessel, amounts outstanding under the credit line used to finance the conversion will be converted into a three-year loan. We have not secured a contract for this vessel upon completion of its conversion. Our ability to obtain a contract for the Midnight Express and the terms of the contract will be dependent on market conditions at the time this vessel is available for contract. We may not be able to obtain a contract for the Midnight Express and future contract terms may not be similar to those for comparable vessels in current market conditions. If we are not able to obtain a contract for the Midnight Express, or if the terms are not similar to those currently, our ability to meet our obligations under the term loan for the conversion of the Midnight Express and financial condition and results of operations may be adversely affected and we may have to raise additional capital or refinance the term loan and our other indebtedness.

WE HAVE COVENANTS WITHIN OUR DEBT INSTRUMENTS THAT MAY LIMIT OUR OPERATING AND FINANCIAL OPPORTUNITIES.

         Under the terms of our bank facility with Regions Bank, the financing facility for the conversion of the Midnight Express and our term loan with General Electric Capital Corporation (GE) we must maintain a tangible net worth of at least $60.0 million, a minimum debt service coverage ratio of at least
1.20 to 1, a consolidated leverage ratio of no more than 2.00 to 1 and a consolidated current ratio of at least 1.30 to 1. In addition, we are not allowed to incur additional debt over $8.0 million without consent from Regions Bank.

         As of June 30, 2003, we were not in compliance with the consolidated current ratio covenant of the bank facility with Regions Bank, the financing facility for the conversion of the Midnight Express or the GE term loan facility. We received waivers from all three lenders subsequent to June 30, 2003 for the non-compliance and amended the consolidated current ratio financial covenant in these facilities. We will have to meet a consolidated current ratio of 1.00 to 1 for the quarters ending September 30, 2003 and December 31, 2003. The consolidated current ratio requirement returns to 1.30 to 1 in the first quarter of 2004.

         Furthermore, the terms of our bank facility, financing facility and GE term loan may limit our ability to obtain future financing, continue our expansion into the deepwater market and otherwise conduct necessary corporate activities.

         Our ability to meet the financial ratios and covenants depicted above can be affected by events beyond our control and we may therefore not be able to satisfy these requirements. If we fail to do so and we are unable to obtain a waiver, our lenders will have various rights, including the ability to accelerate the debt so that it is payable immediately and to exercise their rights under the security provided to them by us. Any such acceleration would have a material adverse effect on our financial condition.

WE HAVE INCURRED LOSSES IN RECENT PERIODS AND MAY INCUR ADDITIONAL LOSSES IN THE FUTURE.

         We have, from time to time, incurred losses from operations, particularly during periods of low industry-wide demand for marine construction services. For the six months ended June 30, 2003, we incurred net losses of $1.1 million. In addition, although we were profitable in 2002 ($0.4 million net income), we incurred net losses of $0.7 million in 2001 and $1.6 million in 2000. We may not be profitable in the future. If we do achieve profitability in any period, we may not be able to sustain or increase such profitability on a quarterly or annual basis. We had negative cash flows from operations in 2002. Insufficient cash flows may adversely affect our ability to fund anticipated capital expenditures required to achieve profitability.

OUR WORKING CAPITAL DEFICIT MAY ADVERSELY AFFECT OUR ABILITY TO FURTHER IMPLEMENT OUR GROWTH STRATEGY AND EXPAND OUR PRESENCE IN THE DEEPWATER MARKET.

         As of June 30, 2003 we had a working capital deficit of approximately $18.5 million. We believe that our cash flow from operations and our bank facility with Regions Bank will be sufficient to meet our existing liquidity needs for our operations through December 2004, at which time the cash flows from the Midnight Express will be necessary to satisfy the debt service requirements of the term loan for the conversion of the Midnight Express. If our plans or assumptions change or prove to be inaccurate, if we incur significant cost overruns in connection with the conversion of the Midnight Express or if we make any additional acquisitions of existing vessels or other businesses, we may need to raise additional capital. We may not be able to raise additional capital on favorable terms, if at all. If we do not have sufficient capital resources, or are unable to raise additional capital, our business and the implementation of our growth strategy may be adversely affected.

THE SEASONAL NATURE OF THE OFFSHORE CONSTRUCTION INDUSTRY MAY CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE.

         The offshore construction industry in the Gulf of Mexico is seasonal as a result of weather conditions. Typically, the greatest demand for offshore construction services is during the period from May through September. Because of the seasonal nature of the business, our quarterly results may fluctuate. The timing of capital expenditures by our customers may also cause our results to fluctuate. In addition, the results of any particular quarter are not necessarily indicative of annual results, future quarters or continuing trends.

OUR ORIGINAL ESTIMATES OF COSTS ASSOCIATED WITH OUR FIXED-PRICE CONTRACTS MAY BE INCORRECT AND RESULT IN LOSSES ON PROJECTS AND, THEREFORE, ADVERSELY EFFECT OUR OPERATING RESULTS.

         Because of the nature of the offshore construction industry, the majority of our projects are performed on a fixed-price basis. Changes in offshore job conditions and variations in labor and equipment productivity may adversely affect the costs and gross profit realized on a fixed-price contract and may cause variations from the original estimates of those items. Since we expect that our deepwater contracts may extend over several quarters, variations from the original estimates of these items on our deepwater contracts may result in a reduction or elimination of previously reported profits in future reporting periods. In addition, we typically bear the risk of delays caused by adverse weather conditions, excluding hurricanes and named tropical storms. The risks inherent in the offshore construction industry may result in the profits we realize on projects differing from those originally estimated and may result in reduced profitability or losses on our projects.

WE DEPEND ON SEVERAL SIGNIFICANT CUSTOMERS, AND A LOSS OF ONE OR MORE SIGNIFICANT CUSTOMERS COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         Our customers consist primarily of major oil and natural gas companies and independent oil and natural gas operators. In recent years, no single customer has accounted for 10% or more of our revenues. In 2002, our two largest customers accounted for 7.6% and 7.5%, respectively, of our revenues. The loss of any one of our largest customers or a sustained decrease in demand by our customers could result in a substantial loss of revenues and could have a material adverse effect on our operating performance.

THE LOSS OF ANY MEMBER OF OUR SENIOR MANAGEMENT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Our success depends heavily on the continued services of our senior management. Our senior management consists of a small number of individuals relative to other comparable or larger companies. These individuals are Lyle G. Stockstill, our Chief Executive Officer; Lana J. Hingle Stockstill, our Chief Administrative Officer; Robert E. Fulton, our Chief Financial Officer; Willie Bergeron, our Chief

Operating Officer and Thomas P. Budde, our Senior Vice President - Administration. If we lost or suffered an extended interruption in the services of one or more of our senior officers, our results of operations could be adversely affected. Moreover, we may not be able to attract and retain qualified personnel to succeed members of our senior management.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES IN OUR INDUSTRY.

         The industry in which we operate is highly competitive. Several of our competitors are substantially larger than we are and have greater financial and other resources. Price is the primary factor in determining which contractor is awarded the contract, although customers also consider the availability and capabilities of equipment and the reputation and experience of the contractor. Competitors with greater financial resources may be willing to sustain losses on projects to prevent further market entry by competitors, to cover the fixed costs of their fleets or to avoid the expense of temporarily idling vessels. Marine construction vessels have few alternative uses and relatively high fixed costs, whether or not they are in operation. As we increase the portion of our operations conducted in deepwater, we will encounter additional competitors, many of whom have more vessels and greater experience in deepwater operations. As larger companies relocate vessels to the Gulf of Mexico, levels of competition may increase and our ability to obtain deepwater projects in the Gulf of Mexico could be adversely affected.

OFFSHORE CONSTRUCTION IS SUBJECT TO VARIOUS OPERATING RISKS, AND WE MAY LACK ADEQUATE INSURANCE TO COVER THESE OPERATING RISKS.

         Offshore construction involves a high degree of operational risk. Hazards, such as vessels capsizing, sinking, grounding, colliding and sustaining damage from severe weather conditions, are inherent in marine operations. In addition, vessels engaged in pipeline operations can disrupt existing pipelines. These hazards can cause personal injury or loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and the suspension of production operations. The failure of offshore pipelines and structural components during and after installation can also result in similar injuries and damages. Our insurance may not be sufficient or effective to protect us from these operating risks. A successful claim for damages resulting from a hazard for which we are not fully insured could have a material adverse effect on us. Moreover, we may not be able to maintain adequate insurance in the future at rates that we consider reasonable.

REGULATORY AND ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES COULD ADVERSELY AFFECT OUR BUSINESS.

         Our operations are subject to and affected by various types of governmental regulation, including numerous federal, state and local environmental protection laws and regulations. Compliance with these laws and regulations may be difficult and expensive. In addition, significant fines and penalties may be imposed in the event of any noncompliance. Some environmental laws impose strict liability for remediation of spills and releases of oil and hazardous substances, rendering a party liable for environmental damages without regard to its negligence or fault. Sanctions for noncompliance with these laws and regulations may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecutions. These laws and regulations may expose us to liability for the conduct of or conditions caused by others, including our subcontractors, or for our acts that were in compliance with all applicable laws at the time these acts were performed. The adoption of laws or regulations curtailing exploration and development drilling for oil and natural gas for economic, environmental or other policy reasons could adversely affect our operations by limiting demand for our services. In addition, new legislation or regulations or changes in existing regulations may adversely affect our future operations and earnings.

IF WE ARE UNABLE TO ATTRACT AND RETAIN SKILLED WORKERS OUR BUSINESS WILL BE ADVERSELY AFFECTED.

         Our ability to remain productive and profitable depends substantially upon our ability to continue to retain and attract project managers, project engineers and skilled construction workers such as divers, welders, pipefitters, dynamically positioned operators and equipment operators. Our ability to expand our operations is impacted by our ability to increase our labor force. The demand for skilled workers is currently high and the supply is limited. A significant increase in the wages paid or benefits offered by competing employers could result in a reduction in our skilled labor force, increases in our employee costs, or both. If either of these events occur, our capacity and profitability could be diminished and our growth potential could be impaired. Furthermore, as a result of the terrorist attacks on September 11, 2001, it has become increasingly difficult to obtain and retain visas for foreign employees. Any additional controls could increase our costs and may affect our ability to hire foreign employees.

A TERRORIST ATTACK OR THE CURRENT SITUATION IN IRAQ COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         The September 11, 2001 terrorist attacks in the United States were unprecedented events that created many economic and political uncertainties. The long-term effects of those attacks on our business are unknown. The potential for future terrorist attacks, the national and international response to terrorist attacks, and other acts of war or hostility have created many additional economic and political uncertainties, which could adversely affect our business for the short or long-term in ways that cannot presently be predicted. Furthermore, the situation in Iraq and the possibility for further political instability in the Middle East may delay our entry into international markets.

THE OWNERSHIP OF OUR COMMON STOCK BY OUR PRINCIPAL STOCKHOLDERS WILL LIMIT THE INFLUENCE OF PUBLIC STOCKHOLDERS.

         Mr. and Mrs. Stockstill and their family trusts beneficially owned at June 30, 2003 approximately 59% of our outstanding shares of common stock. Accordingly, these stockholders have the ability to control the election of our directors and the outcome of all other matters submitted to a vote of our stockholders.

ARTHUR ANDERSEN LLP, OUR FORMER AUDITORS, AUDITED CERTAIN FINANCIAL INFORMATION INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K THAT IS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. IN THE EVENT SUCH FINANCIAL INFORMATION IS LATER DETERMINED TO CONTAIN FALSE OR MISLEADING STATEMENTS, YOU MAY BE UNABLE TO RECOVER DAMAGES FROM ARTHUR ANDERSEN LLP.

         Arthur Andersen LLP completed its audit of our financial statements for the year ended December 31, 2001, and issued its report with respect to such financial statements on January 25, 2002 (except with respect to Note 16, as to which the date was March 1, 2002). Subsequently, Arthur Andersen LLP was convicted of obstruction of justice for activities related to its previous work for Enron Corp.

         In June 2002, our Board of Directors, at the recommendation of our Audit Committee, approved the appointment of Ernst & Young LLP as our independent public accountants to audit our financial statements for 2002. Ernst & Young LLP replaced Arthur Andersen LLP, which had served as our independent auditors since 1997. We had no disagreement with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure. Of the financial statements we include in our Form 10-K for the year ended December 31, 2002 which is incorporated by reference, Arthur Andersen LLP audited the financial statements as of December 31, 2001 and 2000, and for each of the years in the two-year period ended December 31, 2001, as set forth in their report herein.

         Section 11 of the Securities Act of 1933 (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement. In June 2002, Arthur Andersen LLP was convicted of obstructing justice, which is a felony offense. The SEC prohibits firms convicted of a felony from auditing public companies. Arthur Andersen LLP is thus unable to consent to the incorporation of its audit opinion on our 2000 and 2001 financial statements into the registration statement of which this prospectus is a part. Under these circumstances, Rule 437a under the Securities Act permits us to dispense with the normal requirement to obtain a written consent from Arthur Andersen LLP to the incorporation of its reports into this prospectus. Because Arthur Andersen LLP has not consented to the inclusion of its report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders under this prospectus.

                            THE SELLING STOCKHOLDERS

         The following table sets forth information provided by the selling stockholders about the ownership of common stock of the selling stockholders before and after the offering covered by this prospectus.

                                                                                  Common Stock Owned
                                       Number of Shares    Number of Shares    After Offering Is Complete
                                       of Common Stock        of Common        --------------------------
                                         Owned Before           Stock          Number of
    Name of Selling Stockholder            Offering            Offered *         Shares      Percentage
-----------------------------------    ----------------    ----------------    ----------    ----------
Friends of Lime Rock LP ...........              38,381              38,381             *             *
Riverside Investments LLC .........             789,952             789,952             *             *

----------

* The selling stockholders may from time to time offer and sell all or some portion of the common stock listed below. As a result, no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon completion of the offering.

         John Reynolds, a member of our board of directors, serves as a member of the investment committees of the entities that control the investment decisions of Riverside Investments LLC and Friends of Lime Rock LP.

         All of the shares held by the selling stockholders were acquired by them in connection with the contribution agreement dated as of January 15, 2001, pursuant to which the selling stockholders exchanged their limited liability company interests in Torch Offshore, L.L.C., our predecessor company, for common stock in our company.

         In connection with the contribution agreement, we agreed to register the sale of the shares held by the selling stockholders pursuant to a registration rights agreement. This registration statement is being filed at the request of the selling stockholders pursuant to the registration rights agreement. Under the agreement, all expenses of registration of the shares offered by this prospectus are being borne by us, but all selling expenses incurred by the selling stockholders will be borne by the selling stockholders.

                              PLAN OF DISTRIBUTION

         The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         The shares offered by this prospectus are subject to restrictions under the registration rights agreement referred to above under "The Selling Stockholders." Subject to those restrictions, sales of shares by the selling stockholders referred to in this prospectus may be made from time to time in one or more transactions on The NASDAQ National Market System, in the over-the-counter market or any other exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale. Sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be offered directly to purchasers or to or through underwriters or agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the shares may be sold include:

         o block trades (which may involve crosses) in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

         o exchange distributions or secondary distributions in accordance with the rules of the NASDAQ National Market System or other relevant markets;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o        firm commitment or best efforts underwritings; and

         o        privately negotiated transactions.

         In addition, sales not covered by this prospectus may also be made by the selling stockholders pursuant to Rule 144 or another applicable exemption under the Securities Act of 1933.

         From time to time Riverside Investments LLC and Friends of Lime Rock LP may distribute a portion or all of its shares to their members and partners. In the event of such a distribution, and to the extent these partners or members intend to use this prospectus to sell any of such shares, if required these partners or members will be identified in a supplement to this prospectus filed with the SEC. Furthermore, to the extent required, this prospectus also may be amended or supplemented from time to time to describe a specific plan of distribution or any material arrangement that a selling stockholder has entered into for the sale of shares, including the details of any underwritten distribution.

         In connection with distributions of shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other agents. In connection with such transactions, broker-dealers or other agents may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge or grant a security interest in shares, and, upon a default in the performance of the secured obligation, such pledgee or secured party may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate.
Broker-dealers, underwriters or agents may receive commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom they may act as agents.

         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers, underwriters or agents who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer, underwriter or agent may be deemed to be underwriting discounts and commissions. We know of no existing arrangements between any selling stockholder and any other selling stockholder, underwriter, broker-dealer or other agent relating to the sale or distribution of the shares. No underwriter, broker-dealer or agent has been engaged by us in connection with the distribution of the shares.

         To comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The selling stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to the applicable provisions of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of shares by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to our common stock for a period of up to five business days before the distribution. The selling stockholders have acknowledged that they understand their obligations to comply, and have agreed to comply, with the provisions of the Exchange Act and the rules thereunder, particularly Regulation M.

         We have agreed to indemnify and hold harmless, among others, the selling stockholders and the directors, officers and controlling persons of each of them against specified liabilities that arise, under the Securities Act in connection with the sale of shares covered by this prospectus.

                              AVAILABLE INFORMATION

         We file reports, proxy statements and other information with the SEC (File No. 000-32855). You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding our company. The address of this website is http://www.sec.gov.

         This prospectus is part of a registration statement we have filed with the SEC. The registration statement contains additional information about us and the shares covered that may be offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted as provided by the rules and regulations of the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we are disclosing important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the SEC will automatically be updated and supersede the information included or incorporated in this prospectus.

         The following documents we have filed with the SEC (File No. 000-32855) pursuant to the Exchange Act are incorporated herein by reference:

         o our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003.

         o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 14, 2003, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 13, 2003.

         o our Current Reports on Form 8-K filed on April 22, 2003 and May 12, 2003.

         o the description of our common stock, $0.01 par value per share, and associated rights, contained in our registration statement on Form 8-A12G, filed on June 7, 2001, including any amendment or report filed for the purpose of updating this description, and

         o all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and before this offering is completed.

         We will provide upon written or oral request without charge to each person to whom this prospectus is delivered a copy of any or all of the documents which are incorporated in this prospectus by reference (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written requests for copies should be directed to Torch Offshore, Inc., Investor Relations, 401 Whitney Avenue, Suite 400, Gretna, Louisiana 70056. Our telephone number is (504) 367-7030. You also may access the above filings and any future filings at www.torchinc.com. Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

                                  LEGAL MATTERS

         The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Porter & Hedges, L.L.P., Houston, Texas.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Our consolidated financial statements as of December 31, 2001 and for each of the years in the two-year period ended December 31, 2001 included in our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto contained in our annual report on Form 10-K for the year ended December 31, 2002, and are incorporated by reference in this prospectus on the authority of Arthur Andersen LLP as experts in giving that report. Arthur Andersen LLP has not consented to the inclusion of its report in this prospectus, and we have dispensed with the normal requirement to file their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of its report in this prospectus, you will not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

         In June 2002, our Board of Directors, at the recommendation of our Audit Committee, approved the appointment of Ernst & Young LLP as our independent public accountants to audit our financial statements for 2002. Ernst & Young LLP replaced Arthur Andersen LLP, which had served as our independent auditors since 1997. The decision to change auditors was not the result of any disagreement between Arthur Andersen LLP and us on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure.

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by Torch Offshore, Inc. in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:

SEC registration fee ...................    $    426
Printing and engraving expenses ........       3,000
Accounting fees and expenses ...........      10,000
Attorney's fees and expenses ...........      10,000
Miscellaneous ..........................         500
                                            --------

         Total: ........................    $ 23,926
                                            ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite such adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the Delaware General Corporation Law further provides that to the extent a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled and the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to include a provision in its Certificate of Incorporation, and Torch Offshore, Inc.'s Certificate of Incorporation contains such a provision, to the effect that, subject to certain exceptions, a director of a Delaware corporation is not personally liable to the corporation or its stockholders for monetary damages for a breach of his fiduciary duty as a director.

         Torch Offshore, Inc.'s By-laws also provide that Torch Offshore, Inc. shall indemnify its directors and officers and, to the extent permitted by the Board of Directors, Torch Offshore, Inc.'s employees and agents, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, Torch Offshore, Inc.'s By-laws permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any of the Company's directors, officers, employees or agents arising out of their capacity as such.

ITEM 16. EXHIBITS

       NUMBER    EXHIBIT TITLE
       ------    -------------
       5.1*      Opinion of Porter & Hedges, L.L.P.

       23.1*     Consent of Porter & Hedges, L.L.P. (Included in Exhibit 5.1)

       23.2*     Consent of Ernst & Young LLP.

       24        Power of Attorney. (Included in signature page.)

----------

* Filed with this registration statement.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Gretna, State of Louisiana on September 19, 2003.

                              TORCH OFFSHORE, INC.

                              By: /s/ LYLE G. STOCKSTILL
                                  ---------------------------------------------
                                  Lyle G. Stockstill, Chairman of the Board
                                  and Chief Executive Officer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Each person whose signature appears below on this registration statement hereby constitutes and appoints Lyle G. Stockstill and Robert E. Fulton and each of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement and any related registration statement (and any and all amendments and post-effective amendments thereto) contemplated by Rule 462 under the Securities Act of 1933, as amended, in each case with exhibits thereto and other documents in connection therewith and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

         SIGNATURE                                      TITLE                                DATE
------------------------------     --------------------------------------------        ------------------
/s/ LYLE G. STOCKSTILL                    Chairman of the Board and Chief              September 19, 2003
------------------------------                 Executive Officer
Lyle G. Stockstill                         (Principal Executive Officer)

/s/ LANA J. HINGLE STOCKSTILL         Chief Administrative Officer, Secretary          September 19, 2003
------------------------------                    and Director
Lana J. Hingle Stockstill

/s/ ROBERT E. FULTON                          Chief Financial Officer                  September 19, 2003
------------------------------     (Principal Accounting and Financial Officer)
Robert E. Fulton

/s/ WILLIE BERGERON                           Chief Operating Officer                  September 19, 2003
------------------------------
Willie Bergeron

/s/ CURTIS LEMONS                                   Director                           September 19, 2003
------------------------------
Curtis Lemons

/s/ ANDREW L. MICHEL                                Director                           September 19, 2003
------------------------------
Andrew L. Michel

/s/ JOHN REYNOLDS                                   Director                           September 19, 2003
------------------------------
John Reynolds

/s/ KEN WALLACE                                     Director                           September 19, 2003
------------------------------
Ken Wallace

                                 EXHIBIT INDEX

NUMBER          EXHIBIT TITLE
------          -------------
   5.1*         Opinion of Porter & Hedges, L.L.P.

  23.1*         Consent of Porter & Hedges, L.L.P. (Included in Exhibit 5.1)

  23.2*         Consent of Ernst & Young L.L.P.

  24            Power of Attorney. (Included in signature page.)

-----------

* Filed with this registration statement.